Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Thursday, April 29, 2010	TRADED: Nasdaq
LANCASTER COLONY REPORTS HIGHER THIRD QUARTER SALES AND EARNINGS
COLUMBUS, Ohio, Apr. 29 — Lancaster Colony Corporation (Nasdaq: LANC) today reported higher sales, operating income and net income for the company’s third fiscal quarter ended March 31, 2010 compared with the corresponding quarter a year ago. Highlights of the quarter:
•	Net sales increased two percent to $250 million versus $246 million in the third quarter last year, reflecting sales growth in retail specialty food products and candles.

•	Net income totaled $24,222,000 compared with $21,213,000 for the corresponding quarter a year ago. This growth was largely driven by increased operating income achieved by both business segments. Third quarter earnings per share totaled $.86 compared to $.76 a year ago.

•	Specialty Foods sales declined slightly to $216 million due to continued softness in foodservice pricing and volumes. Retail food sales grew approximately six percent reflecting higher volumes, in part due to Easter occurring slightly earlier this year. Operating income totaled $38.7 million compared to $35.9 million in the third quarter last year, primarily reflecting a stronger retail sales mix and lower commodity costs. Marketing-related costs in the current-year quarter increased as a result of greater investments that were primarily directed toward consumers.

•	Sales of the Glassware and Candles segment increased 16 percent to $33.9 million, primarily reflecting better unit volume of candles. With the additional benefits of lower paraffin wax costs and higher production levels, segment operating income improved to $1.7 million compared to an operating loss of approximately $0.9 million in the third quarter last year.

•	The company’s balance sheet remained strong with no debt outstanding at March 31, 2010.
For the nine-months ended March 31, 2010, net sales were $809 million compared to $798 million last year. Net income was $92,154,000, or $3.27 per diluted share. Net income for the nine months a year ago totaled $60,685,000, or $2.16 per diluted share. Current year-to-date net income included pretax income of $0.9 million (two cents per share after taxes) from a second-quarter distribution received under the Continued Dumping and Subsidy Offset Act (CDSOA). In the prior year, net income included a pretax CDSOA distribution of $8.7 million (20 cents per share after taxes).
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John B. Gerlach, Jr., chairman and CEO, said, “We were pleased with the continued bottom-line improvement in both operating segments. Within Specialty Foods, our increased investments in consumer-directed marketing and promotional programs helped us maintain our retail sales strength. We had somewhat better-than-anticipated candle growth, affirming our ability to deliver high-value, high-volume products to key customers in a challenging economy.”
Looking ahead, Mr. Gerlach said, “Coming off an improved third quarter, we foresee more challenging year-over-year comparisons in the fourth quarter as benefits from lower raw-material costs will likely subside further. Although sales trends within the Specialty Foods segment are unclear, we believe foodservice volumes will remain weaker than year-ago levels. We anticipate that marketing and consumer spending costs should be more in line with first-half levels. We are hopeful that our candle operations, entering the seasonally slow fourth quarter, will continue to demonstrate improvement. We are cautiously optimistic about the potential for fiscal 2011 top line improvements, but recognize that we may also face headwinds from moderately higher material costs.”
Conference Call on the Web
The company’s third quarter conference call is scheduled for this morning, April 29, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
About the Company
Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products focusing primarily on specialty foods for the retail and foodservice markets.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission and are available on our website at www.lancastercolony.com.
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LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net sales	$250,328	$246,027	$808,603	$798,106
Cost of sales	188,405	193,385	598,196	647,632

Gross margin	61,923	52,642	210,407	150,474
Selling, general & administrative expenses	24,328	20,155	69,196	62,333
Restructuring and impairment charges	87	—	2,133	1,606

Operating income	37,508	32,487	139,078	86,535
Interest expense	—	(64)	—	(1,194)
Interest income and other — net	(6)	65	946	8,565

Income before income taxes	37,502	32,488	140,024	93,906
Taxes based on income	13,280	11,275	47,870	33,221

Net income	$24,222	$21,213	$92,154	$60,685

Net income per common share:(a)

Net income — basic and diluted	$.86	$.76	$3.27	$2.16

Cash dividends per common share	$.30	$.285	$.885	$.85

Weighted average common shares outstanding:
Basic	28,173	27,933	28,134	28,048
Diluted	28,198	27,938	28,163	28,053

(a)	Based on the weighted average number of shares outstanding during each period.
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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
NET SALES
Specialty Foods	$216,471	$216,894	$675,911	$683,073
Glassware and Candles	33,857	29,133	132,692	115,033

	$250,328	$246,027	$808,603	$798,106

OPERATING INCOME (LOSS)
Specialty Foods	$38,702	$35,910	$138,000	$99,050
Glassware and Candles	1,672	(927)	9,485	(4,796)
Corporate expenses	(2,866)	(2,496)	(8,407)	(7,719)

	$37,508	$32,487	$139,078	$86,535

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31,	June 30,
	2010	2009
ASSETS
Current assets:
Cash and equivalents	$95,662	$38,484
Receivables — net of allowance for doubtful accounts	80,011	61,152
Total inventories	97,353	102,523
Deferred income taxes and other current assets	29,848	20,653

Total current assets	302,874	222,812
Net property, plant and equipment	165,785	170,900
Other assets	103,202	104,769

Total assets	$571,861	$498,481

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,434	$41,180
Accrued liabilities	33,553	33,399

Total current liabilities	74,987	74,579
Other noncurrent liabilities and deferred income taxes	21,347	21,346
Shareholders’ equity	475,527	402,556

Total liabilities and shareholders’ equity	$571,861	$498,481

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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or— Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com